Exhibit 10.24
Performance Award AGREEMENT (Shares)

THIS PERFORMANCE AWARDS AGREEMENT (this “Agreement”) is made as of January 6, 2021 (the “Grant Date”), between Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), and Harold Bevis (“Grantee”).
WHEREAS, the Grantee is an employee of the Company; and
WHEREAS, the Company’s Compensation Committee (the “Committee”) has awarded to the Grantee 185,185 Performance Shares, subject to the terms and conditions of this Agreement and the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”)).
NOW, THEREFORE, pursuant to this Agreement and the Plan, the Company, shall issue the number of shares of its Common Stock, par value $.01 (“Common Stock”), of the Company in settlement of the Performance Shares that vests in accordance with and subject to the terms and conditions of this Agreement.
1.Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Plan.
2.Nontransferability and Restrictions on Transfer of Shares. Neither the Performance Shares nor the right to receive any shares of Common Stock that may be issued upon settlement of the Performance Shares may be sold, assigned, transferred, conveyed, pledged, exchanged or otherwise encumbered or disposed of (each, a “Transfer”) by the Grantee, except to the Company, unless and until the Performance Shares vest and shares of Common Stock are issued in settlement of such Performance Shares as provided in Section 4 hereof. Any purported encumbrance or disposition in violation of the provisions of this Section 2 shall be void AB INITIO, and the other party to any such purported transaction shall not obtain any rights to or interest in the Performance Shares. Notwithstanding the foregoing, Grantee may not Transfer shares of Common Stock which are issued in settlement of the Performance Shares as provided in Section 4 hereof unless such shares of Common Stock are registered pursuant to the Securities Act of 1933 (the “Securities Act”), are sold under Rule 144 promulgated under the Securities Act or unless the Company, after consultation with counsel, and its counsel agree with Grantee that such Transfer is not required to be registered under the Securities Act.
3.Vesting and Forfeiture. Subject to acceleration of vesting pursuant to the terms of the Grantee’s employment agreement with the Company dated September 9, 2020 (the “Employment Agreement”), the Performance Shares are subject to both performance vesting conditions and service vesting conditions as follows. The

Performance Shares will be subject to three performance periods (each a “Performance Period”). The first Performance Period will be from March 24, 2020 to March 23, 2021. The second Performance Period will be from March 24, 2020 to March 23, 2022. The third Performance Period will be from March 24, 2020 to March 23, 2023. The number of shares of Common Stock that may be issued to the Grantee in settlement of the Performance Shares (“Earned Shares”) for each Performance Period is the percentage (ranging from 0% to 200%) multiplied by one-third of the number of Performance Shares granted herein as determined in the table below based on the Company’s total shareholder return (“TSR”) during the applicable Performance Period relative to the TSR of the Company’s peer group identified in Exhibit 1 over the applicable Performance Period. If any member of the peer group files for bankruptcy, such member shall be moved to the bottom of the peer group. Additionally, if any member of the peer group ceases to have publicly traded common stock prior to the end of the applicable Performance Period or if in the discretion of the Compensation Committee a member of the peer group should be removed as a member of the peer group due to a merger, consolidation, split-up, or spin-off prior to the end of the applicable Performance Period, the Compensation Committee shall add a new member to the peer group that is similar to the member that is removed in order to maintain a minimum of fifteen companies in the peer group during every Performance Period.

Company’s TSR Ranking Relative to Peer Group	Percentage of the Number Performance Shares
Top Quartile	200%
Second Quartile	100%
Third Quartile	50%
Bottom Quartile	0%
Thus, for avoidance of doubt, if the Company’s TSR ranking relative to its peer group during the applicable Performance Period is in the top quartile, the Earned Shares that may be issued to the Grantee (subject to satisfaction of the service vesting conditions) for that Performance Period will be 123,456 shares of Common Stock.
The Grantee will vest in the Earned Shares for each Performance Period on March 23, 2021, March 23, 2022 and March 23, 2023 (each a “Vesting Date”), provided that the Grantee remain in continuous service as an employee or director of the Company through the applicable Vesting Date. Except as provided herein, if the Grantee ceases to be an employee or director of the Company prior to any Vesting Date, the remaining unvested Performance Shares shall be immediately forfeited. Notwithstanding the foregoing, the Grantee will vest in the remaining portion of the Performance Shares (determined assuming maximum performance (200%) for any Performance Period not yet completed) upon the Grantee’s termination of employment due to (i) the Grantee’s death, Disability, Retirement or resignation for Good Reason

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(each as defined in the Employment Agreement) or (ii) by the Company without Cause (as defined in the Employment Agreement).
Notwithstanding the provisions of Section 3 above, in connection with a Change in Control, the provisions set forth in Section 13 of the Plan shall govern with respect to the acceleration of the vesting of the Performance Shares.
4.Settlement. On or as soon as practicable after each Vesting Date but no later than the 15th day of the third month following the end of the year that includes the Vesting Date, the Company shall issue to the Grantee the Earned Shares of Common Stock that vest as of such Vesting Date.
5.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws, provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Agreement if such issuance or release would result in a violation of any such law.
6.Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance or vesting of Restricted Shares or other securities pursuant to this Agreement, including any employment taxes (collectively, the “Tax Withholding Obligation”), and the amounts available to the Company for such withholding are insufficient, the Grantee shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof. Unless Grantee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Committee, Grantee’s acceptance of this Agreement constitutes Grantee’s instruction and authorization to the Company to withhold on Grantee’s behalf the number of shares of Common Stock from those shares issuable to Grantee under this Agreement as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. The shares of Common Stock so surrendered by the Grantee shall be credited against any such withholding obligation at the market value (determined with reference to the then current price of the Company’s Common Stock as quoted on The Nasdaq Global Select Market) as of the date on which shares of Common Stock are issued in settlement of the Performance Shares.
7.Conformity with Plan. The Agreement and the shares of Common Stock issuable pursuant to this Agreement are intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of this Agreement. By executing this Agreement, the Grantee acknowledges and agrees to be bound by all of the terms of this Agreement and the Plan.
8.Amendments. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Grantee.

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9.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
10.Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee and the successors and assigns of the Company.
11.Notices. Any notice to the Company provided for herein shall be in writing to the attention of the Secretary of the Company at Commercial Vehicle Group, Inc., 7800 Walton Parkway, New Albany, Ohio 43054, and any notice to the Grantee shall be addressed to the Grantee at his address currently on file with the Company. Except as otherwise provided herein, any written notice shall be deemed to be duly given if and when hand delivered, or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service, addressed as aforesaid. Any party may change the address to which notices are to be given hereunder by written notice to the other party as herein specified, except that notices of changes of address shall be effective only upon receipt.
12.Governing Law. The laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof, shall govern the interpretation, performance and enforcement of this Agreement.
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        IN WITNESS WHEREOF, this Agreement is effective as of the date set forth above.

COMMERCIAL VEHICLE GROUP, INC.

By:    /s/ Laura Macias
Name: Laura L. Macias
Title __Chief Human Resources Officer

ACKNOWLEDGED AND AGREED:

/s/ Harold Bevis

Grantee
EXHIBIT 1

Peer Group Members for any Performance Period between March 24, 2020 to March 23, 2023
Company		TSR
Commercial Vehicle Group	CVGI
Altra Industrial Motion Corp	AIMC
Modine Manufacturing	MOD
Spartan Motors Inc. (aka: The Shyf Group)	SHYF
ASTEC Industries Inc.	ASTE
LCI Industries Inc.	LCII
Freightcar America Inc.	RAIL
EnPro Industries	NPO
Dorman Products Inc.	DORM
Gentherm Inc.	THRM
Stoneridge Inc.	SRI
Columbus Mckinnon Corp.	CMCO
Standard Motor Products Inc.	SMP
L.B. Foster Company	FSTR
Federal Signal Corp.	FSS
Shiloh Industries Inc.	SHLO
American Railcar Industries Inc.	ARII	ACQUIRED
Supreme Industries	STS	ACQUIRED

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